Exhibit 12.1

NEWLAN LAW GROUP, PLLC

2201 Long Prairie Road – Suite 107-762

Flower Mound, Texas 75022

940-367-6154

August 28, 2026

Nextel Medical Corp. (formerly Exousia Pro, Inc. and Marijuana, Inc.)

7901 4th Street N #23494

St. Petersburg, Florida 33702

Re:       Offering Statement on Form 1-A

Gentlemen:

We have been requested by Nextel Medical Corp., formerly Exousia Pro, Inc. and Marijuana, Inc., a Florida corporation (the “Company”), to furnish you with our opinion as to the matters hereinafter set forth in connection with its offering statement on Form 1-A (the “Offering Statement”) relating to the qualification of shares of the Company’s common stock under Regulation A promulgated under the Securities Act of 1933, as amended. Specifically, this opinion relates to (a) 60,000,000 shares of the Company’s $.001 par value common stock (the “Company Shares”) to be offered by the Company and (b) up to 15,000,000 shares of the Company’s $.001 par value common stock (the “Selling Shareholder Shares”) to be offered by NLF Support Services, LLC, Red Phoenix Rising, LLC and Newlan Law Firm, PLLC, as selling shareholders (the “Selling Shareholders”).

In connection with this opinion, we have examined the Offering Statement, the Company’s Articles of Incorporation and Bylaws (each as amended to date), copies of the records of corporate proceedings of the Company and such other documents as we have deemed necessary to enable us to render the opinion hereinafter expressed.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the 60,000,000 Company Shares being offered by the Company will, when issued in accordance with the terms set forth in the Offering Statement, be legally issued, fully paid and non-assessable shares of common stock of the Company. We are of the further opinion that the up to 15,000,000 Selling Shareholder Shares have been duly authorized and, upon issuance, will be validly issued, fully paid and non-assessable shares of common stock of the Company.

Our opinions expressed above is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except the Florida Statutes (including the statutory provisions and reported judicial decisions interpreting the foregoing).

We hereby consent to the use of this opinion as an exhibit to the Offering Statement and to the reference to our name under the caption “Legal Matters” in the Offering Statement and in the offering circular included in the Offering Statement.

Prior to the date hereof, a wholly-owned service subsidiary of Newlan Law Firm, PLLC, the predecessor firm to this firm, NLF Support Services, LLC, a Selling Shareholder, had been the beneficial holder of three of the Subject Convertible Notes (as defined in the Offering Statement) in the total principal amount of $97,500. The Company had issued such Subject Convertible Notes (as defined in the Offering Statement) pursuant to two separate legal services agreements between the Company and this firm. In September 2025, NLF Support Services, LLC, converted the principal and accrued interest all three of the Subject Convertible Notes (as defined in the Offering Statement) into a total of 670,569 shares of common stock and, subsequently, sold all of such shares for cash at the then-offering price applicable to Selling Shareholders of $0.15 per share, a total amount of $100,585.

As of the date hereof, Newlan Law Firm, PLLC, the predecessor firm to this firm, a Selling Shareholder, is the holder of one of the unconverted Subject Convertible Notes (as defined in the Offering Statement) in the principal amount of $100,000. The Company issued such Subject Convertible Note (as defined in the Offering Statement) to Newlan Law Firm, PLLC, the predecessor firm to this firm, pursuant to legal services agreements.

Sincerely,

/s/ Newlan Law Group, PLLC

NEWLAN LAW GROUP, PLLC